SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

ABM Industries Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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160 Pacific Avenue, Suite 222
San Francisco, California 94111

February 7, 2005

Dear Stockholders:

      ABM Industries Incorporated will hold its 2005 Annual Meeting of Stockholders in the Union Square Room of the Omni Hotel, 500 California Street, San Francisco, California 94104, on Tuesday, March 8, 2005, at 10:00 a.m. At the 2005 Annual Meeting, stockholders will: (1) elect three directors to serve three-year terms, (2) vote on the ratification of KPMG LLP as ABM’s independent auditor for the current year, and (3) transact such other business as may properly come before the meeting.

      On behalf of the Board of Directors and employees of ABM, we cordially invite all stockholders to attend the 2005 Annual Meeting in person. Whether or not you plan to attend the meeting in person, please take the time to vote, either by telephone or by mailing your proxy. As explained in the Proxy Statement, you may withdraw your proxy at any time before it is actually voted at the meeting.

      Only stockholders of record at the close of business on January 14, 2005, will be entitled to vote at the Annual Meeting and any adjournments thereof. A list of stockholders on that date will be available for inspection by any stockholder for ten days prior to the meeting during normal business hours at ABM’s corporate headquarters located at 160 Pacific Avenue, Suite 222, San Francisco, California 94111.

      If you plan to attend the meeting in person and vote at the meeting, please remember to bring a form of personal identification with you. If you are acting as a proxy for another stockholder, please bring appropriate documentation from the record owner that you are acting as a proxy. If you will need special assistance at the meeting, please contact ABM at (415) 733-4014 prior to the meeting.

      We hope to see you at ABM’s 2005 Annual Meeting.

Martinn H. Mandles Chairman of the Board of Directors	Henrik C. Slipsager President & Chief Executive Officer

160 Pacific Avenue, Suite 222
San Francisco, California 94111

NOTICE OF THE 2005 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, March 8, 2005

10:00 A.M.

YOUR VOTE IS IMPORTANT

      ABM Industries Incorporated will hold its 2005 Annual Meeting of Stockholders in the Union Square Room of the Omni Hotel, 500 California Street, San Francisco, California 94104, on Tuesday, March 8, 2005, at 10:00 a.m. At the 2005 Annual Meeting, stockholders will: (1) elect three directors to serve three-year terms, (2) vote on the ratification of KPMG LLP as ABM’s independent auditor for the current year, and (3) transact such other business as may properly come before the meeting. The accompanying proxy is solicited on behalf of the Board of Directors of ABM for use at the 2005 Annual Meeting.

      You may vote in any one of three ways: (1) in person by attending the 2005 Annual Meeting, (2) by telephone, or (3) by mail using the enclosed proxy card. Specific voting information is included under the heading “Voting Procedures.” Stockholders of record at the close of business on January 14, 2005, are entitled to vote. On that day 49,352,232 shares of ABM common stock were outstanding. Each share entitles the holder to one vote.

      The ABM Board of Directors asks you to vote in favor of the director candidates and the ratification of KPMG LLP. This Proxy Statement provides you with detailed information about the candidates and ABM’s selection of its independent auditor for the current year. We encourage you to read this Proxy Statement carefully. In addition, you may obtain information about ABM from the Annual Report on Form 10-K included with this notice and from additional documents that we have filed with the SEC.

      Certain stockholders who hold their shares in the name of their bank or broker and live in the same household may receive only one copy of this Proxy Statement. This practice is known as “householding.” If you hold your shares in your broker’s name and would like additional copies of these materials, please contact your broker. If you receive multiple copies and would prefer to receive only one, please contact your broker as well. ABM does not currently use householding for record holders and will send notice to record holders before using householding, giving record holders the opportunity to continue to receive multiple copies in the same household.

This Notice and the accompanying Proxy Statement are dated February 7, 2005 and were first mailed, together with a proxy card, to stockholders on or about February 7, 2005.

TABLE OF CONTENTS

Voting Procedures	2
How to Vote	2
How the Votes Are Counted	2
Confidential Voting	2
Method and Cost of Soliciting and Tabulating Votes	2
Proposal 1 — Election of Directors	3
Corporate Governance	4
Corporate Governance Principles, Bylaws and Committee Charters	4
Code of Business Conduct and Ethics	5
Audit Committee	5
Compensation Committee	5
Governance Committee	6
Executive Committee	6
Meetings and Attendance	6
Governance Committee Report	6
Identifying and Evaluating Nominees for Directors	7
Stockholder Nominees	7
Communications to the Board and Non-Management Directors	8
Further Information Concerning the Board of Directors	8
Chairman’s Compensation	8
Compensation of Non-Employee Directors	9
Executive Compensation	11
Compensation of Executive Officers	11
Options Granted to Executive Officers	12
Stock Option Values	13
Employment and Other Agreements	13
Supplemental Executive Retirement Plan	13
Service Award Benefit Plan	14
Deferred Compensation Plan	14
Life Insurance	14
Compensation Committee Interlocks and Insider Participation	15
Compensation Committee Report	15
Audit Related Matters	18
Audit Committee Report	18
Audit and Non-Audit Fees	19
Policy on Pre-Approval of Independent Auditor Services	20
Proposal 2 — Ratification of Independent Auditor	20
Performance Graph	21
Principal Stockholders	22
Security Ownership of Certain Beneficial Owners	22
Security Ownership of Executive Officers and Directors	23
Section 16(a) Beneficial Ownership Reporting Compliance	24
Other Matters	24
2006 Annual Meeting of Stockholders	24

VOTING PROCEDURES

      Your vote is important. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you.

How to Vote

      If you are a stockholder of record, you can save ABM expense by voting by telephone. The telephone procedures use a control number to authenticate stockholders of record and allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card. You may revoke your proxy at any time before it is actually voted at the 2005 Annual Meeting by: (1) delivering a written notice to the Corporate Secretary of ABM, (2) submitting a later-dated proxy or a later-dated vote by telephone, or (3) voting by ballot at the 2005 Annual Meeting.

      If your shares are held in the name of a bank or broker, you may be able to vote by telephone or on the Internet by following the instructions on the proxy form you receive from your bank or broker. If your shares are held in the name of your broker and you do not vote your shares, your broker can vote your shares in the election of directors and on the ratification of the independent auditor. If you give instructions on how to vote to your bank or broker, you may revoke the instructions by taking the steps described in the information that you receive from your bank or broker.

How the Votes Are Counted

      A quorum, which is a majority of the outstanding shares as of the record date, January 14, 2005, must be present to hold the 2005 Annual Meeting. A quorum is based on the number of shares represented by the stockholders attending in person and by their proxy holders. Votes that are withheld and abstentions will be counted toward a quorum.

      The three persons who receive a plurality of the votes of shares present in person or by proxy will be elected as directors. If you do not wish your shares to be voted for a particular nominee, you may withhold authority: (1) in the space provided on the proxy card, or (2) as prompted during the telephone voting instructions. Withheld votes do not affect the outcome of the election of directors.

      The ratification of the independent auditor will be approved if the number of shares voted in favor exceeds the number of shares voted against. Abstentions have no effect.

      Your shares will be voted in accordance with your directions. If you sign and return your proxy card, but do not give any voting instructions, the persons named on the enclosed proxy card intend to vote the proxy “For” the election of each of the three nominees and “For” the ratification of KPMG LLP as ABM’s independent auditor.

Confidential Voting

      ABM has a confidential voting policy to protect our stockholders’ voting privacy. Under this policy, ballots, proxy cards and voting instructions returned by brokerage firms, banks and other holders of record are treated as confidential. Only the proxy tabulator and the Inspector of Election have access to the ballots, proxy cards and voting instructions. None of these persons is a director, officer or employee of ABM.

      The proxy tabulator will disclose information taken from the ballots, proxy cards and voting instructions only in the event of a proxy contest, as otherwise required by law, you request or authorize the disclosure of your vote or ABM concludes that there is a dispute as to the authenticity of proxies, ballots or votes, or the accuracy of their tabulation.

      The proxy tabulator will forward comments written on the proxy forms to the Board of Directors or management as appropriate.

Method and Cost of Soliciting and Tabulating Votes

      ABM will bear the costs for the solicitation of proxies. Following the mailing of this proxy statement and proxy card, ABM directors, officers and employees may, for no additional compensation, solicit your proxy personally or by telephone.

      ABM will reimburse brokers, banks, and other holders of record for their reasonable out-of-pocket expenses for forwarding these proxy materials.

      Mellon Investor Services LLC will be the proxy tabulator and will act as the Inspector of Election.

PROPOSAL 1 — ELECTION OF DIRECTORS

      The Board of Directors is divided into three classes, serving staggered three-year terms. The Board currently has nine directors and each class consists of three directors. Three directors will be elected at the 2005 Annual Meeting to serve three-year terms expiring at ABM’s Annual Meeting in 2008. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.

      The Board of Directors has proposed the following nominees for election as directors with terms expiring in 2008: Maryellen C. Herringer, Charles T. Horngren, and Martinn H. Mandles. The Board expects each nominee for election as a director to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for a substitute nominee, unless the Board chooses to reduce the number of directors serving on the Board. All ABM directors are encouraged to attend ABM’s Annual Meetings. All ABM directors attended the 2004 Annual Meeting and are expected to attend the 2005 Annual Meeting. The principal occupation and certain other information about the nominees and other directors whose terms of office continue after the 2005 Annual Meeting are set forth below.

		Position, Principal Occupation, Business Experience
Name	Age	and Directorships

Nominees For Election As Directors with Terms Expiring in 2008

Maryellen C. Herringer	61	Attorney-at-law; Executive Vice President & General Counsel of APL Limited, an international provider of transport and logistics services, from March 1995 to December 1997; Senior Vice President & General Counsel of APL Limited from July 1991 to March 1995. Also a director of Golden West Financial Corporation, a publicly held company, and World Savings Bank, a wholly-owned subsidiary of Golden West Financial Corporation. ABM director since 1993.
Charles T. Horngren	78	Edmund J. Littlefield Professor of Accounting, Emeritus, Stanford Business School; author and consultant. ABM director since 1973.
Martinn H. Mandles	64	Chairman of the Board since December 1997. Retired as an officer and employee of ABM on November 1, 2004, after 33 years of employment, including service as Chief Administrative Officer from November 1991 to July 2002 and Executive Vice President from November 1991 to December 1997. ABM director since 1991.
Directors with Terms Expiring in 2006

Linda L. Chavez	57	President of the Center for Equal Opportunity; author and nationally syndicated columnist and television commentator. Also a director of Pilgrim’s Pride Corporation, a publicly held company. ABM director since 1997.

		Position, Principal Occupation, Business Experience
Name	Age	and Directorships

Theodore T. Rosenberg	96	Retired as an officer and employee of ABM on December 31, 1989, after 61 years of employment, including service as President from 1935 to 1962 and Chairman of the Board from 1962 to 1984. ABM director since 1962.
Henrik C. Slipsager	50	President & Chief Executive Officer since November 2000; Executive Vice President of ABM and President of ABM Janitorial Services from November 1999 to October 2000; Senior Vice President of ABM and Executive Vice President of ABM Janitorial Services from January 1997 to October 1999. ABM director since 2000.
Directors with Terms Expiring in 2007
Luke S. Helms	61	Managing Director, Sonata Capital Group, a privately owned registered investment advisory firm, since June 2000; Vice Chairman of KeyBank from April 1998 to March 2000; Vice Chairman of BankAmerica Corporation and Bank of America NT&SA from May 1993 to October 1996. Chairman of the Board and a director of vCustomer Corp., a privately held company. ABM director since 1995.
Henry L. Kotkins, Jr.	56	Chairman & Chief Executive Officer of Skyway Luggage, a privately held luggage manufacturer and distributor, since 1980. Also a director of Cutter & Buck, a publicly held company. ABM director since 1995.
William W. Steele	68	Retired as an officer and employee of ABM in 2000 after 43 years of employment, including service as President & Chief Executive Officer from November 1994 to October 2000. Also a director of Labor Ready, Inc., a publicly held company. ABM director since 1988.

      The Board of Directors has determined that Ms. Chavez, Mr. Helms, Ms. Herringer, Mr. Horngren, and Mr. Kotkins have no relationships with ABM, either directly or indirectly, other than as directors and stockholders, and determined that each is “independent” for purposes of Rule 10A-3 under the Securities and Exchange Act of 1934 and the corporate governance rules of the New York Stock Exchange.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTES

“FOR” THE ELECTION OF THE NOMINEES AS DIRECTORS

CORPORATE GOVERNANCE

Corporate Governance Principles, Bylaws, and Committee Charters

      In 2003, the Board of Directors adopted Corporate Governance Principles to reflect its commitment to corporate governance and the role of governance in building long-term stockholder value. The actions of the Board in this area are discussed more fully in the Governance Committee Report in this Proxy Statement.

      These Corporate Governance Principles, ABM’s Certificate of Incorporation and Bylaws, and the Charters of the Audit Committee, Compensation Committee, and Governance Committee constitute the basic ABM governance documents and are available on ABM’s Website under “Governance” at www.abm.com/ir and in printed hardcopy format upon written request to the Corporate Secretary at our corporate headquarters.

Code of Business Conduct and Ethics

      All employees, including the Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer, are required to comply with the ABM Code of Business Conduct and Ethics to ensure that ABM’s business is conducted in a consistently legal and ethical manner. This Code forms the foundation of a comprehensive process that includes compliance with corporate policies and procedures and an open relationship among colleagues that contributes to good business conduct. ABM’s policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business.

      Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct and Ethics. ABM has procedures in place to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

      The full text of the ABM Code of Business Conduct and Ethics is published on our Website under “Governance” at www.abm.com/ir and is available in printed hardcopy format upon written request to the Corporate Secretary at our corporate headquarters. ABM will disclose any amendments to, or waivers from, this Code for the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer on its Website within two business days following the date of such amendment or waiver. To date, no waivers have been requested or granted for these officers.

Audit Committee

      The Audit Committee oversees the corporate financial reporting process and the internal and independent audits of ABM, and ensures that there is effective communication among the Board, management and the independent auditor. The responsibilities of the Audit Committee include: (1) selecting the independent auditor, (2) approving the fees for the independent auditor, (3) ensuring the independence of the independent auditor, (4) overseeing the work of the independent auditor, and (5) reviewing ABM’s system of internal accounting controls. The members of the Audit Committee are: Mr. Horngren, Chair, Mr. Helms, and Ms. Herringer.

      Each member of the Audit Committee is independent. In addition, each member of the Committee is financially literate and qualifies as an “audit committee financial expert” under the definition set forth in Item 401 of Regulation S-K. Mr. Horngren’s expertise stems from his accounting expertise and experience in assessing the performance of companies with respect to the preparation of financial statements, including his experience on the ABM Audit Committee. Mr. Helms’ expertise derives from his experience overseeing the performance of companies in the banking industry with respect to the preparation of financial statements and his experience on the ABM Audit Committee. Ms. Herringer has relevant experience as a partner in the corporate and business law departments at two of the nation’s major corporate law firms in which she advised clients about securities filings, corporate transactions, corporate governance, and other matters. In addition, the internal audit function at APL Limited reported to Ms. Herringer during part of her tenure there. Ms. Herringer’s expertise also stems from experience on the ABM Audit Committee and as a member of the audit committee of Golden West Financial Corporation, a publicly held company.

Compensation Committee

      The Compensation Committee’s responsibilities include: (1) recommending to independent directors the Chief Executive Officer’s compensation, (2) establishing the compensation of executive officers other than the Chief Executive Officer and other employees with compensation above an amount designated by the Committee, (3) reviewing and recommending to the Board the contractual terms and conditions for employment of ABM’s officers, and (4) administering ABM’s equity incentive plans and authorizing equity grants. The members of the Compensation Committee are: Ms. Herringer, Chair, Ms. Chavez,

and Mr. Kotkins. Each member of the Compensation Committee is independent.

Governance Committee

      The Governance Committee is responsible for: (1) making recommendations to the Board as to the optimal number of directors on the Board, (2) reviewing and recommending criteria and candidates for selection of new directors and the re-election of incumbent directors, (3) reviewing and recommending management succession plans, and (4) other matters of corporate governance. The members of the Governance Committee are: Mr. Helms, Chair, Ms. Chavez, and Mr. Kotkins. Each member of the Governance Committee is independent.

Executive Committee

      The Executive Committee has the authority to exercise all power and authority of the Board in the management of the business and affairs of ABM, except for: (1) any functions delegated to other committees of the Board, and (2) any powers which, under Delaware law, may only be exercised by the full Board. The members of the Executive Committee are: Mr. Steele, Chair, Mr. Rosenberg, Vice-Chair, Ms. Herringer, and Messrs. Mandles and Slipsager. Mr. Horngren serves as an alternate member of this Committee when Ms. Herringer is unable to attend.

Meetings and Attendance

      During the 2004 fiscal year, the Board of Directors met 10 times, the Audit Committee met 10 times, the Compensation Committee met 9 times, the Executive Committee met 10 times, and the Governance Committee met 6 times. During this period, no director attended fewer than 75 percent of the total number of meetings of the Board and of the Committees of which he or she was a member. An executive session of the non-management directors was held quarterly and each session in fiscal year 2004 was led by the Chair of the Committee with responsibilities most closely related to the matters addressed. Following Mr. Mandles’ retirement as an officer and employee on November 1, 2004, executive sessions of the non-management directors have been led by Mr. Mandles. The independent directors also met at least quarterly in executive session. These sessions were led by the Chair of the Committee with responsibilities most closely related to the matters addressed.

Governance Committee Report

      ABM has a longstanding commitment to building stockholder value. The Board believes that corporate governance plays a vital role in establishing long term success.

      ABM’s Board is gratified that many of the good governance practices that some companies implemented recently have been a part of ABM’s culture for a number of years. A majority of ABM’s directors have been independent for 28 years, the Audit Committee has consisted only of independent directors for 31 years, and the Chairman and CEO positions have been held by different individuals for 42 years.

      A 2003 review of governance best practices identified by leading governance authorities led the Governance Committee to recommend that the Board implement some new practices and formalize its many ongoing best practices in a statement of Corporate Governance Principles that govern the selection of Board candidates, director compensation, Board and Committee evaluation and stockholder rights. The Board adopted the Corporate Governance Principles and took related actions to amend and restate the Charters of the independent Committees and the Bylaws to reflect what it believed to be the appropriate standards for ABM and its stockholders.

      ABM’s Corporate Governance Principles, as well as the Charters of its independent Committees, were each reviewed during the 2004 self-evaluations conducted by the Board and each Committee. The Board and each Committee determined that no amendments to such principles or Charters were necessary or appropriate at that time. The Corporate Governance Principles, Committee Charters for the Audit, Governance, and Compensation Committees, Bylaws, and Code of Business Conduct & Ethics, including the contact information for non-management directors, are available on ABM’s website under “Governance”

at www.abm.com/ir. We encourage each of our stockholders to review these documents.

Governance Committee

Luke S. Helms, Chair
Linda L. Chavez
Henry L. Kotkins, Jr.

Identifying and Evaluating Nominees for Directors

      The Board is responsible for selecting director candidates. The Board delegates the screening process involved to the Governance Committee, with the expectation that other members of the Board and executives will be asked to take part in the process as appropriate. Candidates recommended by the Governance Committee are subject to approval by the Board.

      ABM’s Corporate Governance Principles set forth the criteria that apply to Board candidates. The Governance Committee of the Board is responsible for reviewing with the Board the requisite skills and characteristics of new Board candidates in the context of the current composition of the Board. Director candidates should be able to provide insights and practical wisdom based on their experience and expertise.

      The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers various potential candidates for director. The Governance Committee is currently engaged in a search for up to two additional candidates. Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Governance Committee, and may be considered at any point during the year. In evaluating potential nominees, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board. There is no nominee for election to the ABM Board this year who has not previously served as an ABM director.

      Directors are expected to rigorously prepare for, attend and participate in Board meetings and meetings of the Committees of the Board on which they serve, to ask direct questions and require straight answers, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities and duties as directors. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as an outstanding director. Ordinarily, directors who are employees of ABM may not serve on more than two other boards of publicly held companies. Service on other boards and other commitments is considered by the Governance Committee and the Board when reviewing Board candidates and in connection with the Board’s annual self-assessment process.

Stockholder Nominees

      The policy of the Governance Committee is to consider stockholder nominations for directors. Following verification of the stockholder status of persons proposing candidates, the Committee will consider the candidates at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for ABM’s annual meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Governance Committee. The Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee.

      The Governance Committee received no stockholder nominations in 2004. Any stockholder nominations proposed for consideration by the Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary
ABM Industries Incorporated
160 Pacific Avenue, Suite 222
San Francisco, CA 94111

      In addition, ABM’s Bylaws permit stockholders to nominate directors for consideration at an annual stockholders meeting. ABM’s Bylaws provide that stockholders intending to nominate candidates for election as directors at an annual meeting of stockholders must give notice in writing to the Corporate Secretary at least sixty days prior to the first anniversary of the mailing of the proxy statement in connection with the previous year’s annual meeting. The notice must include the name and address of the nominee and the person making the nomination, other information about the nominee that must be disclosed in proxy solicitations under Rule 14(a) of the Securities Exchange Act of 1934, the nominee’s written consent to serve, if elected, and certain other information set forth in the Bylaws.

Communications to the Board and Non-Management Directors

      The Board has established an email address for communications to the Board: boardofdirectors@abm.com. Stockholders may also communicate by mail to: Board of Directors, ABM Industries Incorporated, 160 Pacific Avenue, Suite 222, San Francisco, CA 94111. All mail addressed in this manner will be delivered to the Chair or Chairs of the Committees with responsibilities most closely related to the matters addressed in the communication.

      The Board has also established an email address for communications to the non-management directors: nonmanagementdirectors@abm.com. Stockholders may also communicate by mail to: Non-Management Directors, ABM Industries Incorporated, 160 Pacific Avenue, Suite 222, San Francisco, CA 94111. Unless expressly addressed to all non-management directors, all mail addressed in this manner will be delivered to the independent director who is the Chair of the Committee with responsibilities most closely related to the matters addressed in the communication.

FURTHER INFORMATION CONCERNING

THE BOARD OF DIRECTORS

Chairman’s Compensation

      Mr. Mandles and ABM entered into an agreement in November 2002 that replaced and superseded his prior employment agreement. This agreement was entered into as a result of the elimination of the position of Chief Administrative Officer in July 2002, which position had been held by Mr. Mandles since November 1991. The November 2002 agreement, which contains several terms and conditions that are generally similar to ABM’s standard executive employment agreements, provided that Mr. Mandles serve as an employee of ABM until November 1, 2004, as well as continue to serve as Chairman of the Board, subject to the pleasure of the Board. Under the terms of the agreement, Mr. Mandles received in fiscal year 2003 an annual salary of $464,377, an ABM profit-based bonus of $145,949, and a one-time bonus of $25,000. In fiscal year 2004, Mr. Mandles received an annual salary of $464,377 and on November 1, 2003, title to an ABM-leased automobile, which was then valued at $27,171. In fiscal year 2004, ABM also contributed $8,200 to the 401(k) plan on behalf of Mr. Mandles. For fiscal year 2004, Mr. Mandles’ other fringe benefits were limited to group health and life insurance benefits, and participation in any employee stock purchase and deferred compensation plans. Mr. Mandles received the same salary and benefits prorated for one day of employment in fiscal year 2005, as well as the payment of accrued and unused vacation, which was $59,411. The November 2002 agreement also required that ABM pay Mr. Mandles $108,000 on November 1, 2004, and that Mr. Mandles pay ABM $103,000 on that date to reimburse ABM for the cost of a club membership, both of which payments were made. ABM has accrued supplementary executive retirement benefits for Mr. Mandles or his estate, as applicable, which are payable in 120 equal monthly installments of $4,167, beginning 65 years from Mr. Mandles’ date of birth. The amount accrued for this benefit in 2004 was $19,651. Mr. Mandles also participated in ABM’s Deferred Compensation Plan for many years. In 2004, ABM accrued interest of $39,357 for Mr. Mandles deferred compensation. Following his retirement as an officer and employee on November 1, 2004, all deferred amounts and cumulative interest, a total of $996,994, were distributed to Mr. Mandles in accordance with his prior distribution election. Under ABM’s Service Award Benefit Plan, Mr. Mandles will receive payments of $82,116, in two annual installments of $41,058 each, the first payable on November 1, 2005, as described more fully under “Executive Compensation-Service Award Benefit Plan.” Mr. Mandles also receives $150,000 in life insurance for the remainder of his life in accordance with the applicable ABM policy.

      Since he retired as an officer and employee of ABM on November 1, 2004, Mr. Mandles continues to serve as Chairman of the Board, for which he receives compensation as a non-employee director as discussed below.

Compensation of Non-Employee Directors

      Except as discussed below for Messrs. Rosenberg and Steele, during fiscal year 2004, each non-employee director received a retainer fee of $36,000 per year, $1,000 for each telephonic Board or committee meeting attended lasting less than two hours, and $2,000 for each in-person Board or Committee meeting attended and for each telephonic Board or committee meeting attended lasting two hours or more. In fiscal year 2004, Messrs. Rosenberg and Steele received no meeting fees for meetings of the Executive Committee; rather, Mr. Steele received an additional annual fee of $100,000 as a consulting director, which included his responsibilities as Chairman of the Executive Committee, and Mr. Rosenberg received an additional annual fee of $100,000. The Chairs of the Audit Committee, Compensation Committee, and Governance Committee each received an additional retainer of $2,000 per year. The aggregate amount paid to non-employee directors for fiscal year 2004 meeting and retainer fees, including the fees to Mr. Steele and Mr. Rosenberg, was $700,000.

      Pursuant to the terms of ABM’s Time-Vested Incentive Stock Option Plan, on the first business day of each fiscal year, each non-employee director receives a grant of a stock option for 10,000 shares of ABM common stock, with an exercise price set at the fair market value of ABM common stock on the NYSE on the date of grant. The stock options vest annually in equal increments over five years. The exercise price of the 2004 grants made on November 3, 2003, is $15.56 per share. The exercise price of the 2005 grants made on November 1, 2004, is $20.735 per share. ABM also reimburses its non-employee directors for their out-of-pocket expenses incurred in attending Board and committee meetings.

      On October 18, 2004, the Governance Committee approved the compensation of non-employee directors for fiscal year 2005. Except as discussed below, for fiscal year 2005, non-employee directors will receive an annual retainer of $36,000 and meeting fees of $2,000 for each in-person Board and committee meeting attended, $2,000 for each telephonic meeting of two or more hours attended, and $1,000 for each telephonic meeting of less than two hours attended. The Chairman of the Board will receive an additional annual retainer of $36,000. In addition, ABM will pay Mr. Mandles $50,000 in fiscal year 2005 for certain transition services. The Chair of the Audit Committee will receive an additional fee equal to 100 percent of the applicable meeting fee for each Audit Committee meeting attended as chair, and each of the Chairs of the Governance Committee, Compensation Committee, and Executive Committee will receive an additional fee equal to 50 percent of the applicable meeting fee for each Committee meeting attended as Chair. The fees to the committee Chairs took effect November 1, 2004, except for the fee to the Chair of the Executive Committee, which took effect January 1, 2005.

      As a result of the expected reduced frequency of meetings of the Executive Committee, on January 1, 2005, ABM made a lump-sum payment of $300,000 to Chairman of the Executive Committee William Steele and, effective December 31, 2004, terminated the monthly fee of $8,333 to Mr. Steele as a consulting director. The Board also ratified the additional annual fee of $100,000 for fiscal year 2005 payable to Theodore Rosenberg, who will receive no fees for meetings of the Executive Committee.

      Non-employee directors who have completed at least five years of service as a non-employee director are eligible to receive ten years of monthly retirement benefits equal to the monthly retainer fee received prior to retirement, reduced on a pro-rata basis for fewer than ten years of service. Benefit payments commence at the later of the respective retirement dates of those directors or age 62 (early retirement) or 72 (senior retirement) and end at the earlier of the 121st month after retirement or the death of the director. Non-employee directors who retire after the age of 70 have the option to receive a lump sum payment equal to the present value of the monthly payments discounted at 8 percent. In 2004, ABM accrued an expense of $357,112 in connection with the non-employee director retirement benefit.

      Mr. Steele retired as an officer and employee of ABM in October 2000. Pursuant to his previous employment contract, ABM is paying retirement benefits of $8,333 per month to Mr. Steele for a ten-year period ending June 2011. ABM also contributes up to $901 per month toward medical and dental insurance for Mr. Steele and his spouse (until each is age seventy-five) and provides him with $150,000 in life insurance coverage for the remainder of his life. In addition, under the terms of the previous employment contract, ABM pays certain club dues for Mr. Steele, which totaled $3,842 in fiscal year 2004.

      ABM has also entered into indemnification agreements with its directors. These agreements, among other things, require ABM to indemnify its directors against certain liabilities that may arise in connection with their services as directors to the fullest extent provided by Delaware law.

      The late Sydney J. Rosenberg, brother of Theodore Rosenberg, retired as a director, officer and employee of ABM in December 1997. Pursuant to his previous employment contract, ABM began making payments to Sydney J. Rosenberg, and will continue making payments to his estate, of $8,333 per month for a period of ten years ending November 2007. Under the same agreement, ABM also pays $6,000 per year to the widow of Sydney J. Rosenberg for the same ten-year period to assist with medical and dental expenses.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

      The compensation of the Chief Executive Officer, and the four other most highly compensated executive officers of ABM during the fiscal years ended October 31, 2004, 2003 and 2002, is set forth below. The basis on which 2004 salaries and bonuses were determined is discussed in the “Compensation Committee Report” below. Columns regarding “Restricted Stock Awards” and “Long-Term Incentive Plan Payouts” are excluded because no reportable payments in those categories were made to these persons in or for the relevant years.

Summary Compensation Table

					Long-Term
					Compensation
					Awards
		Annual Compensation
					Securities
	Fiscal			Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary($)(1)	Bonus($)	Compensation($)(2)	Options(#)	Compensation($)(3)

Henrik C. Slipsager	2004	677,950	234,549	31,963	–0–	4,100	(4)
President & Chief	2003	677,950	185,922		–0–	4,000	(4)
Executive Officer	2002	650,000	175,179		100,000	–0–
Jess E. Benton	2004	469,350	76,429	23,883	–0–	8,200	(4)
Executive VP	2003	469,350	98,438		–0–	8,000	(4)
	2002	450,000	114,259		80,000	8,000	(4)
James P. McClure	2004	439,300	179,937	22,037	–0–	8,200	(4)
Executive VP of ABM	2003	422,415	105,273		–0–	9,621	(4)
and President of	2002	392,500	126,905		80,000	5,869	(4)
ABM Janitorial Services
William T. (“Terry”) Petty (5)	2004	268,800	131,250	7,462	80,000	56,934	(6)
Executive VP & Chief
Operating Officer
Steven M. Zaccagnini(7)	2004	309,000	108,150	17,421	–0–	10,328	(4)
Senior VP of ABM	2003	287,500	75,000		60,000	82,601	(8)
and President of	2002	148,077	–0–		40,000	–0–
ABM Facility Services

(1)	Annual compensation includes amounts deferred under ABM’s Deferred Compensation Plan.

(2)	For fiscal year 2004, the amounts reflected consist of aggregate incremental costs for perquisites and personal benefits. ABM did not provide reimbursement for personal income taxes associated with any of these perquisites or personal benefits. The fiscal year 2004 amounts include the following: Mr. Slipsager, $13,523 for automobile allowance and expenses, $12,827 for club dues; $5,218 for parking expenses, and $395 for credit card fees; Mr. Benton, $11,968 for automobile allowance and expenses, $3,600 for parking expenses, and $8,315 for club dues; Mr. McClure, $10,305 for automobile allowance and expenses, $1,500 for parking expenses, and $10,232 for club dues; Mr. Petty, $6,537 for automobile allowance and expenses and $950 for parking expenses; and Mr. Zaccagnini, $10,866 for automobile allowance and expenses and $6,555 for club dues. Because the ABM Deferred Compensation Plan did not pay above-market interest, the interest accrued is not included in this table; however, the amounts of accrued interest in 2004 for Messrs. Benton and Zaccagnini, the two persons in the Table participating in the plan, were $27,068 and $1,531 respectively and the aggregate amounts deferred at year end were $669,324 and $43,617 respectively. The incremental costs for perquisites and personal benefits for fiscal years 2003 and 2002 are not reflected; however, in each case such amounts were in the aggregate below the lesser of $50,000 or 10% of such executive’s annual salary and bonus. The perquisites and personal benefits for the named executives in 2003 and 2002 were similar in type and cost to those in 2004.

(3)	Does not include ABM-paid premiums for employee group term life insurance in fiscal years 2004, 2003, and 2002. For 2004, employees received coverage at two times base salary up to a maximum of $750,000. The named executives also are eligible to participate in employee group health insurance coverage and accidental death and disability coverage.

(4)	Consists of ABM’s contributions to the 401(k) Plan.

(5)	Mr. Petty began employment at ABM in April 2004.

(6)	Consists of relocation expenses.

(7)	Mr. Zaccagnini began employment at ABM in April 2002.

(8)	Includes $78,465 in reimbursement of relocation expenses and $4,136 for ABM’s contributions to the 401(k) Plan for fiscal year 2003.

Options Granted to Executive Officers

      No person named in the Summary Compensation Table received a stock option grant in fiscal year 2004 other than Mr. Petty who began employment in April 2004.

Stock Option Grants in Last Fiscal Year

Individual Grants
Potential Realizable Value
	Number of		Percent of			At Assumed Annual Rates
	Securities		Total Options			of Stock Price Appreciation
	Underlying		Granted to	Exercise		for Option Term(2)
	Option		Employees in	or Base	Expiration
Name	Granted(#)		Fiscal Year	Price(1)	Date	5%	10%

Henrik C. Slipsager	-0-		-0-	-0-	-0-	-0-	-0-
Jess E. Benton	-0-		-0-	-0-	-0-	-0-	-0-
James P. McClure	-0-		-0-	-0-	-0-	-0-	-0-
William T. (“Terry”) Petty	40,000	(3)	11.4%	$18.00	4/1/2014	$452,804	$1,147,495
	40,000	(4)	11.4%	$18.00	4/1/2014	$452,804	$1,147,495
Steven M. Zaccagnini	-0-		-0-	-0-	-0-	-0-	-0-

(1)	The exercise price equals the fair market value of ABM common stock on the date of grant.

(2)	A term of ten years has been used in calculating the assumed appreciation. No gain to the optionee is possible without an increase in the price of ABM common stock, which will benefit all stockholders.

(3)	These options were granted under the Time-Vested Incentive Stock Option Plan and vest at a rate of 20% per year over five years of employment. Of the grant, 12,225 shares are incentive stock options.

(4)	These options were granted under the Price-Vested Stock Option Plan and may not be exercised less than one year from date of grant. The options vest at a rate tied to the price of ABM common stock: 25% at each of $20.00, $22.50, $25.00, and $27.50, and after eight years of employment if not previously vested.

Stock Option Values

      No executive officer named in the Summary Compensation Table exercised stock options in fiscal year 2004. ABM has no outstanding stock appreciation rights. The following table sets forth certain information regarding stock options owned at fiscal year end.

Aggregated 2004 Option Exercises and Fiscal Year-End Stock Option Values

			Common Shares Underlying		Value of Unexercised In-the-
			Unexercised Options At		Money Options at
	Shares		October 31, 2004 (#)		October 31, 2004 ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Henrik C. Slipsager	-0-	-0-	259,000	151,000	1,679,775	779,985
Jess E. Benton	-0-	-0-	222,500	142,500	2,519,688	1,349,188
James P. McClure	-0-	-0-	152,000	117,000	554,240	517,905
William T. (“Terry”) Petty	-0-	-0-	-0-	80,000	-0-	220,000
Steven M. Zaccagnini	-0-	-0-	22,000	78,000	106,330	386,070

(1)	The value of unexercised in-the-money options equals the difference between the option exercise price and $20.75, the closing price of ABM common stock on the New York Stock Exchange on October 29, 2004, multiplied by the number of shares underlying the option.

Employment and Other Agreements

      During fiscal year 2004, ABM or its subsidiaries had written employment agreements with the persons named in the Summary Compensation Table, as well as certain other officers. These employment agreements provided for annual salaries in the following amounts for fiscal year 2004: for Henrik C. Slipsager, $677,950; for Jess E. Benton, $469,350; for James P. McClure, $439,300; for William T. (“Terry”) Petty $450,000 (prorated to reflect his employment on April 1, 2004); and for Steven M. Zaccagnini, $309,000.

      These employment agreements provide for annual bonuses based on pre-tax profits of ABM on a consolidated basis, pre-tax profits of operating subsidiaries, or a target percentage of base salary, in each case subject to modification based on individual performance. Mr. Slipsager’s employment agreement called for a bonus target of 50% of his annual base salary and could have ranged from 0 to 75% of his base salary based on his performance against objectives set by the Compensation Committee (equivalent to a performance modifier of 0 to 150%). The target bonus of Mr. Zaccagnini was 33% of his base salary, the bonus of Mr. Benton was based on pre-tax profits of ABM on a consolidated basis, and the bonus of Mr. McClure was based on pre-tax profits of the janitorial subsidiaries, in each case subject to performance modifiers of 50% to 150%. Mr. Petty’s 2004 bonus was guaranteed at $131,250.

      Executive officers are also eligible for other customary benefits including, but not limited to, participation in ABM’s 401(k) Plan, as well as group life, health, and accidental death and disability insurance programs. Under ABM policies, ABM also provides certain other perquisites, such as automobiles or automobile allowances and expenses, club dues, and incidental personal benefits, including office parking.

      ABM employment agreements do not provide for special payments in the event of termination of employment upon a change of control; however, the ABM stock option plans provide for vesting upon change of control as defined in the applicable agreement.

      Mr. Benton, who retired as an officer and employee on January 31, 2005, has entered into a one-year consulting agreement with ABM, for which he will receive $8,333 per month.

Supplemental Executive Retirement Plan

      ABM has unfunded retirement agreements for approximately 55 current and former directors and senior executives, many of which are fully vested. The amount vested will be payable in 120 equal monthly installments after the person’s resignation, retirement or other termination from full-time employment with ABM (but payments to that person or that person’s estate, as applicable, begin no earlier than 65 years from the person’s date of birth). Such benefits accrue for each full month of employment completed over a five-to-ten year period. Effective December 31, 2002, this plan was amended to preclude new participants.

      When fully vested, the current supplemental executive retirement benefits shall provide the following for the persons named in the Summary Compensation Table: for Henrik C. Slipsager, $1,000,000; for Jess E. Benton, $250,000; for James P. McClure, $250,000; and for Steven M. Zaccagnini, $150,000. The amounts currently vested are $804,000, $250,000, $179,000, and $36,000 for Messrs. Slipsager, Benton, McClure, and Zaccagnini, respectively. The amounts accrued in 2004 for these benefits for the named executives were $60,102, $9,826, $11,473, and $3,927, respectively. Mr. Petty is not eligible to participate in this plan.

Service Award Benefit Plan

      ABM’s Service Award Benefit Plan is an unfunded “severance pay plan” as defined in the Employee Retirement Income Security Act of 1974, as amended. The plan provides participants, upon termination, with a guaranteed seven days of pay for each year of employment subsequent to November 1, 1989, and prior to January 1, 2002. Following termination, eligible employees will receive their payments under the plan in two equal installments over a period of no more than two years.

      The amount of the payment is based on the final average annual compensation, up to a maximum of $175,000, received by the employees during their last three full years of full-time employment with ABM. The amount of payment under the plan, together with any other severance pay paid to the employee, cannot exceed two times the compensation received by the employee in the twelve-month period preceding the termination of employment. If employment is terminated before the employee has been employed for five years, except in the case of death, disability or normal retirement of the employee, or if the employee is terminated for cause (such as theft or embezzlement), such employee forfeits any benefits payable under the plan. Accruals under this plan reflect ABM’s total obligation and are not allocated to accounts for individual employees.

      Employees were not eligible for participation in the Service Award Benefit Plan if they were eligible for participation in ABM’s 401(k) Plan. Effective January 1, 2002, ABM amended its 401(k) Plan to create a “safe harbor” plan that all employees of the parent company and participating subsidiaries could join. At that time the Service Award Benefit Plan was amended to discontinue the award of additional days to existing employees and to eliminate this benefit for employees hired after that date.

Deferred Compensation Plan

      ABM’s Deferred Compensation Plan is an unfunded deferred compensation plan available to executive, management, administrative, and sales employees whose annualized base salary exceeds $95,000. The plan allows employees to make pre-tax contributions from 1% to 20% of their compensation. Deferred amounts earn interest equal to the prime interest rate on the last day of the calendar quarter up to 6%. If the prime rate exceeds 6%, the plan interest rate is equal to 6% plus one-half of the excess of prime rate over 6%. The average interest rate credited to the deferred compensation amounts for 2004 was 4.35%.

Life Insurance

      In 2004, ABM employees were eligible for term life insurance coverage at two times base salary up to a maximum of $750,000 in coverage. In addition, employees who began employment before September 1, 1980 and who retire with at least 10 years of service at age 62 or older receive $150,000 in life insurance coverage until death. Employees who began employment after September 1, 1980 and retired prior to March 1, 2003, with at least 10 years of service at age 62 or older receive $150,000 in life insurance coverage until age 70. Mr. Benton retired on January 31, 2005, and will receive $150,000 in life insurance coverage until death. The other named executive officers will not be eligible for life insurance coverage after termination of employment.

Compensation Committee Interlocks and Insider Participation

      Maryellen C. Herringer, Linda L. Chavez, and Henry L. Kotkins, Jr. currently serve as members of the Compensation Committee of the Board. They have no relationships with ABM other than as directors and stockholders. During fiscal year 2004, no executive officer of ABM served as a member of the compensation committee or as a director of any other for-profit entity other than subsidiaries of ABM.

Compensation Committee Report

      Philosophy of the Compensation Program. Because ABM is primarily a service business, the leadership of its executive officers is crucial to ABM’s growth and prosperity. The Committee believes that the policies underlying ABM’s executive compensation programs must support ABM’s goal of enhancing stockholder value by providing compensation that reflects the performance of ABM and the executives, compares reasonably with compensation in relevant peer group companies, and attracts and retains high quality executives. Each executive officer is compensated through a combination of annual salary and bonus, plus stock option grants from time to time. Employment agreements with ABM’s executive officers set forth the compensation and other terms and conditions of their employment. Prior to the replacement or renewal of an employment agreement with an executive officer, the Committee reviews the overall compensation package of the executive officer and considers it in relation to the executive’s past performance, expectations as to the executive’s future performance, ABM’s profitability, and compensation of similar executives by peer group companies. Annual bonuses are an important part of overall executive officer compensation because bonuses give these officers a material stake in the financial performance of ABM by rewarding their performance in relationship to the performance of ABM or the operating subsidiaries that employ them.

      Compensation Program Evaluation. The Committee retains, from time to time, the services of an independent executive compensation consulting firm to evaluate ABM’s compensation of its executive officers. In 2003, the consulting firm reviewed the compensation program and compared the cash, bonus and long-term incentive compensation of executives against a peer group of companies providing business services similar to those services provided by ABM, as well as certain nationally-published compensation surveys. Based on the results of the evaluation undertaken by its consulting firm, the Committee revised the compensation program in 2004 for executive officers to provide more discretion in the award of bonuses based on executive performance during the year for which such bonuses are earned and, for the Chief Executive Officer, to change the basis for a bonus payment from a percentage of ABM’s profits to a target bonus based on a percentage of the Chief Executive Officer’s base salary. The determination of the actual bonus amount for the Chief Executive Officer is determined by the independent directors of the Board following an evaluation of the Chief Executive Officer’s performance against performance criteria established by the Compensation Committee at the beginning of the fiscal year.

      The Committee has continued to develop its compensation strategy. The Committee’s independent compensation consulting firm provided updated peer group data in 2004, and the compensation structure for officers hired in 2004, such as Mr. Petty, ABM’s new Chief Operating Officer, was similar to that for Mr. Slipsager with a base salary and a target bonus specified as a percentage of base salary subject to performance modifiers. (For fiscal year 2004, however, Mr. Petty received a guaranteed bonus.) For fiscal year 2005, other officers moved to the new structure, and the 2005 employment agreements of the named executive officers provide for bonuses based upon the financial performance of ABM or its operating subsidiaries and the individual performance of the executive during the year. The Compensation Committee expects this approach to provide more competitive compensation and link executive officer bonuses more closely to individual performance by increasing the proportion of compensation at risk based on performance.

      Equity Compensation. The Committee administers ABM’s stock option plans and authorizes all grants. ABM’s stock option plans provide executive officers and other employees with an opportunity to purchase a proprietary interest in ABM and thus encourage them to become and remain employed by ABM. The Committee views the granting of stock options and the ownership of stock as important mechanisms for relating overall compensation of executive officers and other employees directly to ABM’s ultimate goal of enhancing stockholder value. During 2004, the Committee began work on the development of a long-term equity compensation strategy that it expects to finalize in 2005.

      Stock Option Awards in 2004. In determining the levels of stock option grants available to employees, the Committee considers the employee’s responsibility and performance, ABM’s overall profitability, the aggregate number of such stock options that have been granted in recent years, and recommendations provided by the Committee’s independent compensation consultant. During the fiscal year ended October 31, 2004, the Committee: (1) approved stock options for 128 newly hired or recently promoted employees to purchase a total of 264,850 shares under the Time-Vested Incentive Stock Option Plan, and (2) approved stock options for 6 newly hired or recently promoted executives to purchase 85,000 shares under the Price-Vested Performance Stock Option Plans. Mr. Petty, ABM’s new Chief Operating Officer, received the only grants to an executive officer, which were grants to purchase 40,000 shares under the Time-Vested Incentive Stock Option Plan and 40,000 shares under the Price-Vested Performance Stock Option Plans. The exercise price for Mr. Petty’s options is $18 per share, the fair market value of ABM common stock on the date of the grant.

      No Future Age-Vested Grants. In connection with its evaluation of executive compensation in 2003, the Committee determined that the Age-Vested Career Stock Option Plan no longer fully reflected the goals of the stock option program. Therefore, the Committee made no additional age-vested grants in 2003, and in December 2003, the Board of Directors canceled the approximately one million shares then available for grant under the Plan.

      Bonus Awards. Following ABM’s 2004 restatement of prior financial statements, the Compensation Committee considered whether action should be taken in respect of bonus amounts paid in prior years, which would not have been paid had the financial statements for those years reflected the restated amounts. Factors considered by the Committee included the impact of the restatement on income in prior years, the size of the bonus adjustments that would be made if the restatement were to be retroactively applied to prior years’ bonuses, and the degree of responsibility of particular employees and groups of employees for the accounting decisions made in prior years. Based on this review, the Compensation Committee decided that the restatement should not be retroactively applied to bonuses from prior years, and that ABM should not seek to recover bonuses or other amounts from the Chief Executive Officer or Chief Financial Officer pursuant to federal legislation which requires a chief executive officer and chief financial officer to refund bonuses, other incentive or equity-based compensation and securities trading profits received during the twelve months following the public issuance or filing with the Securities Exchange Commission of financial statements which are required to be restated due to material non-compliance, as a result of misconduct, with the financial reporting requirements of the federal securities laws. The Board ratified this decision.

      Before making its decisions with respect to 2004 bonuses, the Committee reviewed the terms of the individual contracts, which are described under “Employment and Other Agreements,” the specifics of the insurance charge related to claims deterioration in the 2004 financial statements, and the changes in prior years’ financial statements stemming from the restatement of financial results for 2002, 2003, and the first three quarters of 2004. The insurance charge and the changes in prior years’ financial statements are discussed in more detail in ABM’s Annual Report on Form 10-K, which is included with this Proxy Statement. Based on its review, the Committee made the following decisions:

      The Committee determined that for corporate executives whose contracts provided for bonuses based on pre-tax profits of ABM, bonuses would be based on audited 2004 earnings with the following adjustments: (1) consistent with prior practice, a $1.1 million increase to reflect elimination of amortization of investments in low-income housing partnerships because applicable tax credits more than offset the amortization; and (2) a $900,000 decrease to reflect the amortization of customer relationship intangibles acquired in 2003 asset acquisitions and reported in restated 2003 earnings because 2003 bonuses had been based on earnings that reflected the profits from those acquisitions without such amortization.

      The Committee agreed that if amounts related to the 2004 insurance reserves increase of $17.2 million reflecting the deterioration of workers’ compensation claims incurred prior to October 31, 2003, were recovered by ABM before April 30, 2006, either through recovery from claims against third parties or though improvements in management of those specific claims, executives whose bonuses had been impacted by the charge would receive special bonuses up to the amount by which their bonuses had been reduced by this charge in 2004.

      The Committee determined that bonuses for executives of the operating subsidiaries of ABM would be reduced to reflect the 2003 amortization of customer relationship intangibles because their 2003 bonuses had been based on earnings that included profits from those acquisitions. However, the Committee decided that their bonuses would not be adjusted for the charges related to the increases in insurance reserves. This decision was based on the facts that the employment contracts of these executives provided for bonuses based on the results of the operating subsidiaries, which were not impacted by these charges, and executives of the subsidiaries did not have control over the management of insurance claims. These decisions applied to the bonuses of Messrs. McClure and Zaccagnini as executives of operating subsidiaries.

      The Committee also considered additional changes to prior years’ financial statements stemming from the restatement that resulted in changes in timing between prior periods or accounting treatment and decided not to adjust 2004 bonuses to reflect those changes.

      The Committee considered the restatement changes and the insurance claims deterioration charge in its review of bonuses for employees with related responsibilities.

      Basis for CEO Compensation. The Chief Executive Officer’s cash compensation for fiscal year 2004 was determined in accordance with his employment agreement and the provisions of the Charter of the Compensation Committee. Prior to 2004, Mr. Slipsager’s bonus had been based on a percentage of ABM profits. Based on the results of an evaluation undertaken by the Committee’s independent executive compensation consulting firm in 2003, the Committee determined that Mr. Slipsager’s bonus compensation was somewhat low compared to the median of peer group executives. As a result, Mr. Slipsager’s target bonus for 2004 was set at 50% of his base salary or $338,975 and could have ranged from 0 to 75% of his base salary (which is equivalent to a performance modifier of 0 to 150%). The final amount of Mr. Slipsager’s bonus was based on an evaluation of his performance against performance criteria established by the Committee at the beginning of fiscal 2004.

      At year-end, the Chairs of the Audit Committee, Compensation Committee and Governance Committee interviewed each director concerning the Chief Executive Officer’s performance. The results of the interviews, the performance of the Chief Executive Officer, and the Committee’s recommendations for the Chief Executive Officer’s 2004 bonus and 2005 compensation structure were discussed by the Board in executive sessions without the Chief Executive Officer present, and the Committee’s recommendations were approved by the independent directors. Both objective and subjective criteria were used to evaluate the Chief Executive Officer’s performance, including ABM’s operating results and audited earnings and Mr. Slipsager’s individual performance and progress towards achieving goals established in the 2004 performance objectives set by the Committee. The Committee also agreed to reduce Mr. Slipsager’s bonus proportionately to reflect the increase in insurance reserves related to claims deterioration, net of the adjustments for the 2003 amortization of customer relationship intangibles and the elimination of amortization of investments in low-income housing partnerships, that affected corporate executive officers with bonuses based on profit percentages. For fiscal year 2004, Mr. Slipsager’s salary was $677,950 and his bonus was $234,549. He is eligible for a special bonus of up to $87,192 based on the extent to which amounts related to the 2004 insurance reserve increases of $17.2 million reflecting the deterioration of workers’ compensation claims incurred prior to October 31, 2003, are recouped by ABM by April 30, 2006, through recovery from claims against third parties or improvements in management of specific claims.

      2005 Salary Increases. In late 2004 and early 2005, the Compensation Committee met with Mr. Slipsager to discuss the performance of his staff and to hear his proposals for increases to their base compensation. Following those meet-

ings, with respect to the named executive officers, the Committee approved an increase in the salary of Mr. Zaccagnini to $319,815. Mr. McClure did not receive a salary increase because of changes made to his bonus structure for 2005. Neither Mr. Benton, who resigned as an officer and employee on January  31, 2005, nor Mr. Petty, who began employment in April 2004, was eligible for a salary increase in 2005.

      2005 CEO Compensation. Mr. Slipsager’s base salary for fiscal year 2005 will remain at $677,950. Mr. Slipsager’s 2005 target bonus is also unchanged at 50 percent of his base salary and may range from 0 to 75 percent of his base salary depending upon his performance.

      IRC Section 162(m). ABM does not expect the deductibility limit of Section 162(m) of the Internal Revenue Code to have a material effect on ABM because cash compensation paid to each of ABM’s executive officers currently is less than $1,000,000 per year. In addition, the employment agreements of Messrs. Slipsager, McClure, and Petty provide that they will defer all cash compensation above $1 million per year. Non-qualified options granted under ABM’s stock option plans are exempt from the deductibility limitation because such options have been qualified as “performance-based” compensation under Section 162(m). Incentive stock options granted under ABM’s stock option plans generally do not entitle ABM to a tax deduction without regard to Section 162(m).

Compensation Committee

Maryellen C. Herringer, Chair
Linda L. Chavez
Henry L. Kotkins, Jr.

AUDIT RELATED MATTERS

Audit Committee Report

      The Audit Committee of the Board is comprised of three independent directors. The Board adopted a written charter for the Audit Committee on June 19, 2000, which was amended in 2003. The Charter of the Audit Committee is available on ABM’s Website under “Governance” at www.abm.com/ir.

      The Audit Committee reviews ABM’s financial reporting process on behalf of the Board and selects the independent auditor. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditor is responsible for performing an independent audit of the consolidated financial statements to ensure that those statements were prepared in accordance with generally accepted accounting principles and report thereon to the Audit Committee. The Audit Committee reviews and monitors these processes.

      Within this framework, the Audit Committee has met and held discussions with management and the independent auditor regarding the fair and complete presentation of ABM’s results. The Committee has discussed significant accounting policies applied by ABM in its financial statements, as well as alternative treatments. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditor. In the preparation of ABM’s 2004 Annual Report on Form 10-K, the Committee met with and specifically discussed with management and the independent auditor ABM’s policies on accounting for insurance reserves and ABM’s restatement of its financial results for prior years and the first three quarters of 2004. The management of ABM has affirmed to the Audit Committee that ABM’s 2004 audited consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has discussed with the independent auditor those matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees.

      The Audit Committee also discussed with ABM’s internal and independent auditors the overall scope and plans for their respective audits, their evaluation of ABM’s internal controls, and the overall quality of ABM’s financial reporting.

      In addition, the Audit Committee has received the written disclosures and the letter from the independent auditor required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has also discussed with the independent auditor, the auditor’s independence from management and ABM. The Audit Committee has reviewed the services provided by ABM’s independent auditor, has preapproved the fees paid for these services, and reviewed whether the provision of these services is compatible with maintaining the independence of the independent auditor. The Committee has concluded that the independent auditor is independent from ABM and its management.

      In connection with the audit of ABM’s consolidated financial statements for the year ended October 31, 2004, ABM’s management and independent registered public accounting firm, KPMG LLP, reported to the Audit Committee of the Board the identification of a “material weakness” (as such term is defined under the Public Company Accounting Oversight Board Auditing Standard No. 2) in internal control over financial reporting. The material weakness identified related to the historical accounting for ABM’s self-insurance reserves. The result of this error was restatement of ABM’s prior period financial statements presented in its 2004 Annual Report on Form 10-K.

      The Audit Committee retained independent counsel to investigate the circumstances that led to the restatement and the charges taken for the deterioration in insurance reserves. Independent counsel concluded that there was no fraud or intentional wrongdoing by the employees responsible for these matters, but that ABM needed to improve its practices in accounting for self-insured claims.

      During the year ended October 31, 2004, ABM took steps to strengthen its control processes to guard against the improper application of generally accepted accounting principles and further improvements are underway. The Committee has reviewed the changes in personnel, procedures and practices implemented to improve the control environment, as well as the planned additions of personnel in the risk management department, and believes that such changes will be appropriate to improve the control environment.

      Based on these reviews and discussions, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in ABM’s Annual Report on Form 10-K for the year ended October 31, 2004.

Audit Committee

Charles T. Horngren, Chair
Luke S. Helms, Member
Maryellen C. Herringer, Member

Audit and Non-Audit Fees

      The following table presents fees for professional audit services rendered by KPMG LLP for the audit of ABM’s annual financial statements for the years ended October 31, 2004, and October 31, 2003, and fees billed for other services rendered by KPMG LLP during those periods.

	2004	2003

Audit fees(1)	$1,215,000	$950,170
Audit related fees(2)	41,500	53,400
Tax fees(3)	-0-	436,303
All other fees	-0-	540,000	(4)

Total	$1,256,500	$1,979,873

(1)	Audit fees consisted of audit work performed for the independent audit of ABM’s annual financial statements and review of the financial statements contained in ABM’s quarterly reports on Form 10-Q.

(2)	Audit-related fees consisted principally of audits of employee benefit plans.

(3)	Tax fees in 2003 consisted principally of assistance with tax compliance and reporting. 2004 excluded tax compliance services, which were provided by another firm.

(4)	All other fees in 2003 consisted of forensic audit services.

Policy on Preapproval of Independent Auditor Services

      Consistent with Securities and Exchange Commission policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to preapprove all audit and permissible non-audit services provided by the independent auditor. Prior to engagement of the independent auditor for the next year’s audit, management submits an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

      1.     Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including consultation regarding financial accounting and/or reporting standards.

      2.     Audit-Related services are for related services that are traditionally performed by the independent auditor, including benefit plan audits.

      3.     Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning, and tax advice.

      4.     Other Fees are those associated with services not captured in the other categories.

      Prior to engagement, the Audit Committee preapproves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original preapproval. In those instances, the Audit Committee requires specific preapproval before engaging the independent auditor.

      The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL 2 — RATIFICATION OF

INDEPENDENT AUDITOR

      The Audit Committee has selected KPMG LLP, independent registered public accounting firm and ABM’s independent auditor for fiscal year 2004, as ABM’s independent auditor for the fiscal year ending October 31, 2005. The Board is asking stockholders to ratify that selection. Although current law, rules, and regulations as well as the Charter of the Audit Committee require that ABM’s independent auditor be selected and supervised by the Audit Committee, the Board considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of KPMG LLP for ratification by stockholders as a matter of good corporate practice. In the event that this selection of the independent auditor is not ratified by stockholders, the Audit Committee will review its future selection of auditors. Representatives of KPMG LLP will be present at the 2005 Annual Meeting. They will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

PERFORMANCE GRAPH

      Set forth below is a graph comparing the five-year cumulative total stockholder return of ABM common stock with the five-year cumulative total return of: (1) the Standard & Poor’s 500 Index and (2) the Standard & Poor’s SmallCap 600 Diversified Commercial Services Index, including reinvestment of dividends. The comparisons in the following graph are based on historical data and are not indicative of, or intended to forecast, the possible future performance of ABM common stock.

	1999	2000	2001	2002	2003	2004

ABM Industries Incorporated	100	119.99	119.78	131.81	143.15	195.01
S&P 500 Index	100	106.99	79.67	67.64	81.70	89.40
S&P SmallCap 600 Diversified Commercial Services Index	100	76.54	70.06	85.27	104.04	115.30

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

      The following table sets forth certain information as to the persons or entities known to ABM to be beneficial owners of more than five percent of the shares of ABM common stock outstanding as of January 14, 2005.

	Number of Shares
Name and Address of Beneficial Owners	Beneficially Owned	Percent(1)

The Theodore Rosenberg Trust(2)(3)	4,821,556	9.7%
295 89th Street, Suite 200 Daly City, California 94015
The Sydney J. Rosenberg Trust(2)(4)	4,487,648	9.1%
c/o Bank of America N.A. Bank of America Plaza, 25th Floor 333 S. Hope Street Los Angeles, CA 90071
Kayne Anderson Rudnick Investment Management LLC(5)	2,785,059	5.6%
TOPA Building, 2nd Floor 1800 Avenue of the Stars Los Angeles, CA 90067

(1)	Based on a total of 49,352,232 shares of ABM common stock outstanding as of January 14, 2005.

(2)	Agreements establishing and between The Sydney J. Rosenberg Trust and The Theodore Rosenberg Trust (the “Trusts”) each contain provisions that request their respective trustees to act in concert with each other, and that prohibit the sale, transfer or distribution prior to January 1, 2006, of the ABM common stock held in the Trusts (except in connection with the sale or exchange by both Trusts of all or substantially all of their ABM common stock). Because the Trusts may act in concert with each other, they constitute a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934. Accordingly, each Trust may be deemed to own an aggregate of 9,299,204 shares, or approximately 18.8 percent of the shares of outstanding ABM common stock. Subject to the foregoing, The Sydney J. Rosenberg Trust and The Theodore Rosenberg Trust disclaim beneficial ownership of ABM common stock held by the other. The Sydney J. Rosenberg Trust and The Theodore Rosenberg Trust may each be deemed to be a “control person” of ABM within the meaning of the Rules and Regulations of the Securities and Exchange Commission.

(3)	Includes 4,779,556 shares held by The Theodore Rosenberg Trust, a revocable trust of which Theodore Rosenberg is the only trustee and sole beneficiary. Also includes 42,000 shares subject to outstanding stock options held by Mr. Rosenberg that were exercisable on or within 60 days after January 14, 2005.

(4)	The Sydney J. Rosenberg Trust is an irrevocable trust of which Bank of America N.A, Martinn H. Mandles and S. Brad Rosenberg are the only co-trustees, and of which there are several beneficiaries (including S. Brad Rosenberg, but not Mr. Mandles). Except to the extent of his shared voting and investment power, Mr. Mandles disclaims beneficial ownership of the shares of ABM common stock held in the name of The Sydney J. Rosenberg Trust. Based upon a Schedule 13G dated July 12, 2004, and filed with the Securities and Exchange Commission, Bank of America Corporation beneficially owns 4,942,508 shares, of which 4,487,648 shares represent the shares held by The Sydney J. Rosenberg Trust.

(5)	Based upon a Schedule 13G dated February 13, 2004 and filed with the Securities and Exchange Commission, Kayne Anderson Rudnick Investment Management LLC has the sole power to vote and dispose of all of these shares.

Security Ownership of Executive Officers and Directors

      The following table indicates, as to each person named in the Summary Compensation Table, and each director and nominee, and as to all directors and executive officers as a group, the number of shares and percentage of outstanding shares of ABM common stock beneficially owned as of January 14, 2005. Except as noted, each person has sole voting and investment power over the shares shown in the table.

	Number of Shares
	Beneficially Owned as of
	January 14, 2005

	Number of
Executive Officer and/or Director	Shares		Percent(1)

Jess E. Benton	444,299	(2)	*
Linda L. Chavez	32,000	(3)	*
Luke S. Helms	84,000	(4)	*
Maryellen C. Herringer	100,000	(5)	*
Charles T. Horngren	109,600	(6)	*
Henry L. Kotkins, Jr.	80,000	(7)	*
Martinn H. Mandles	5,069,275	(8)	10.2%
James P. McClure	161,160	(9)	*
William T. (“Terry”) Petty	1,202		*
Theodore T. Rosenberg	4,883,140	(10)	9.9%
Henrik C. Slipsager	295,633	(11)	*
William W. Steele	231,124	(12)	*
Steven M. Zaccagnini	37,362	(13)	*
Executive officers and directors as a group (18 persons)	11,867,448	(14)	23.3%

*	Less than one percent.

(1)	Based on a total of 49,352,232 shares of ABM common stock outstanding as of January 14, 2005.

(2)	Includes 161,230 shares subject to outstanding options held by Jess E. Benton that were exercisable on or within 60 days after January 14, 2005.

(3)	Includes 32,000 shares subject to outstanding options held by Linda L. Chavez that were exercisable on or within 60 days after January 14, 2005.

(4)	Includes 82,000 shares subject to outstanding options held by Luke S. Helms that were exercisable on or within 60 days after January 14, 2005.

(5)	Includes 74,000 shares subject to outstanding options held by Maryellen C. Herringer that were exercisable on or within 60 days after January 14, 2005.

(6)	Includes 80,000 shares subject to outstanding options held by Charles T. Horngren that were exercisable on or within 60 days after January 14, 2005.

(7)	Includes 76,000 shares subject to outstanding options held Henry L. Kotkins, Jr. that were exercisable on or within 60 days after January 14, 2005.

(8)	Includes 4,487,648 shares held by The Sydney J. Rosenberg Trust, an irrevocable trust of which Bank of America, N.A., Martinn H. Mandles and S. Brad Rosenberg are the co-trustees, and of which there are several beneficiaries (including S. Brad Rosenberg, but not Mr. Mandles). Except to the extent of his shared voting and investment power, Mr. Mandles disclaims beneficial ownership of all such shares. Also includes 20,421 shares held by The Leo L. Schaumer Trust, an irrevocable trust of which Bank of America N.A. and Mr. Mandles are the co-trustees but not beneficiaries. Except to the extent of his shared voting and investment power, Mr. Mandles disclaims beneficial ownership of all such shares. Also includes 7,015 shares held by the David W. Steele Trust, an irrevocable trust of which Mr. Mandles is the sole trustee. David W. Steele, the sole beneficiary, is the minor child of William W. Steele. Except to the extent of his voting and investment power, Mr. Mandles disclaims beneficial ownership of all such shares. Also includes 308,770 shares subject to outstanding stock options held by Martinn H. Mandles that were exercisable on or within 60 days after January 14, 2005. From January 19 through January 26, 2005, Mr. Mandles exercised options to acquire 203,770 shares that would have otherwise expired by February 1, 2005, retaining 55,320 shares and selling 148,450 shares in open market trades to cover the exercise prices and withholding taxes on the exercised options. At the end of trading on January 26, 2005, Mr. Mandles held the remaining options to acquire 105,000 shares that were exercisable on or within 60 days after January 14, 2005. See also footnotes (2) and (4) of “Security Ownership of Certain Beneficial Owners.”

(9)	Includes 156,000 shares subject to outstanding options held by James P. McClure that were exercisable on or within 60 days after January 14, 2005.

(10)	Includes 4,779,556 shares held by The Theodore Rosenberg Trust, a revocable trust of which Theodore Rosenberg is the only trustee and sole beneficiary. Also includes 61,584 shares held by a family charitable foundation, of which Mr. Rosenberg is a director. Mr. Rosenberg disclaims beneficial ownership of the shares held by the family charitable foundation. Also includes 42,000 shares subject to outstanding stock options held by Mr. Rosenberg that were exercisable on or within 60 days after January 14, 2005. See also footnotes (2) and (3) of “Security Ownership of Certain Beneficial Owners.”

(11)	Includes 287,000 shares subject to outstanding options held by Henrik C. Slipsager that were exercisable on or within 60 days after January 14, 2005.

(12)	Includes 20,000 shares subject to outstanding options held by William W. Steele that were exercisable on or within 60 days after January 14, 2005.

(13)	Includes 34,000 shares subject to outstanding options held by Steven M. Zaccagnini that were exercisable on or within 60 days after January 14, 2005

(14)	Includes 1,683,000 shares subject to outstanding options held by ABM’s executive officers and directors that were exercisable on or within 60 days after January 14, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires ABM’s directors, officers and persons who own more than ten percent of a registered class of ABM’s securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of the reporting forms and representations of its directors, officers and ten percent stockholders, ABM believes that during fiscal 2004 all forms required to be filed under Section 16(a) were filed on a timely basis other than inadvertent failures to make filings to reflect the annual non-employee director grants of stock options for 10,000 shares each to Ms. Chavez, Ms. Herringer, and Messrs. Helms, Horngren, Kotkins, Rosenberg, and Steele, each of whom is a non-employee director, and filings to reflect the dividend reinvestment purchases of 23 shares by Linda Auwers and the charitable donation of 250 shares by Mr. Benton, each of whom is an executive officer.

OTHER MATTERS

      As of the date of this Proxy Statement, there are no other matters which the Board intends to present or has reason to believe others will present at the 2005 Annual Meeting. No stockholder proposals were submitted for the 2005 Annual Meeting. If other matters properly come before the 2005 Annual Meeting, the accompanying proxy grants the proxy holders discretionary authority to vote on any matter raised at the 2005 Annual Meeting, except to the extent such discretion may be limited under Rule 14a-4(c) of the Securities Exchange Act of 1934.

2006 ANNUAL MEETING OF STOCKHOLDERS

      ABM must receive proposals of stockholders that are intended to be presented at ABM’s 2006 Annual Meeting of Stockholders and that the stockholder intends to be included in ABM’s proxy materials no later than October 12, 2005. Proposals of stockholders must be received no later than December 9, 2005 to be presented at that meeting and include the information set forth in the Bylaws.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
ABM INDUSTRIES INCORPORATED
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON

March 8, 2005

The undersigned hereby appoints Henrik C. Slipsager, George B. Sundby, and Linda S. Auwers, and each of them, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side of this card, all the shares of common stock of ABM Industries Incorporated which the undersigned is entitled to vote at the Annual Meeting of Stockholders of ABM to be held on March 8, 2005, or at any adjournment thereof, with all powers which the undersigned would possess if present at the meeting. The undersigned also appoints these persons, in their discretion, to vote upon such other business as may properly come before the meeting or any adjournment thereof.

To vote on any item, please mark this proxy as indicated on the reverse side of this card. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need be checked. Instructions to vote via telephone are on the reverse side of this card.

(Continued on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

Please	☐
Mark Here
for Address
Change or
Comments
SEE REVERSE SIDE

The Board of Directors recommends a vote FOR all nominees and ratification of KPMG LLP as independent auditor

Item 1. Election of Directors

	FOR ALL NOMINEES	WITHHOLD AUTHORITY
(except as listed below) to vote for all Nominees
(01) Maryellen C. Herringer	☐	☐
(02) Charles T. Horngren
(03) Martinn H. Mandles

		FOR	AGAINST	ABSTAIN
Item 2.	Ratification of KPMG LLP as independent auditor	☐	☐	☐

WITHHELD FOR: (Write Nominee name(s) in the space provided below).

Signature(s)	Date

Please sign exactly as your name appears above. For joint accounts, each owner should sign. If signing as an administrator, attorney, conservator, executor, guardian, officer or trustee, please provide full title(s) as well as signature(s).

Ù FOLD AND DETACH HERE Ù

Vote by Telephone
24 Hours a Day, 7 Days a Week

Telephone voting is available
through 11:59 PM Eastern Time on March 7, 2005

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone
1-866-540-5760

Use any touch-tone telephone to
vote your proxy. Have your proxy
card in hand when you call.

If you vote by telephone,
you do NOT need to mail back your proxy card.